Exhibit 21

Subsidiaries of Hancock Holding Company

Name	Jurisdiction
Hancock Bank	Mississippi
Hancock Bank of Louisiana	Louisiana
Hancock Bank of Florida *	Florida
Magna Insurance Agency	Mississippi
The Gulfport Building, Inc.	Mississippi
Harrison Finance Company	Mississippi
Town Properties, Inc.	Mississippi
Hancock Insurance Agency	Mississippi
Hancock Insurance Agency of Alabama, Inc.	Alabama
J Everett Eaves, Inc.	Louisiana
Hancock Bank Securities Corporation II	Mississippi
Gulf South Technology Center, LLC	Mississippi
Hancock Investment Services, Inc.	Mississippi
Hancock Investment Services of MS, Inc.	Mississippi
Hancock Investment Services of LA, Inc.	Louisiana
Hancock Investment Services of FL, Inc.	Florida
HBSC LLC	Mississippi
HMC LLC	Mississippi
Hancock Community Investment Corporation	Mississippi
Hancock Bank of Alabama	Alabama
Hancock Investment Services of AL, Inc.	Alabama
Hancock Enterprise Investment Fund, LLC	Mississippi
Lighthouse Services Corporation	Mississippi
Dudley Ventures Hancock Fund, LLC	Delaware
Invest-Sure Inc.	Florida
Community First Inc.	Florida
Peoples First Transportation, Inc.	Florida

*	Hancock Bank of Florida was merged into Hancock Bank effective January 1, 2010.